EXHIBIT 5.1

                      ATLAS, PEARLMAN, TROP & BORKSON, P.A.
                     200 East Las Olas Boulevard, Suite 1900
                         Fort Lauderdale, Florida 33301

                                 October 1, 1997


Gay Entertainment Television, Inc.
7 East 17th Street
New York, NY 1003

    RE: REGISTRATION STATEMENT ON FORM SB-2; GAY ENTERTAINMENT TELEVISION, INC. (THE "COMPANY").

Gentlemen:

     This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration by the Company of 2,350,000 "Units,", each Unit (the "Unit") consists of one (1) share of Common Stock, $.0001 par value ("Common Stock"), and two (2) warrants (the "Warrant") to purchase one share of Common Stock at $5.25 per share to be sold by the Company.

     In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (i) the Amended and Restated Certificate of Incorporation and Bylaws of the Company; (ii) resolutions of the Board of Directors of the Company authorizing the offering and the issuance of the Units, the Common Stock, the Warrants, and the shares of Common Stock underlying the Warrants, and related matters; (iii) the Registration Statement and the exhibits thereto; and (iv) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

     Based upon the foregoing, we are of the opinion that the Units, the Common Stock, the


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Gay Entertainment Television, Inc.
October 1, 1997
Page 2


Warrants, and the shares of Common Stock underlying the Warrants have been duly and validly authorized.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use our name under the caption "Legal Matters" in the prospectus comprising part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in with the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

                              Sincerely,

                             /s/ ATLAS, PEARLMAN, TROP & BORKSON, P.A.
                             -----------------------------------------
                             ATLAS, PEARLMAN, TROP & BORKSON, P.A.